Exhibit 99.1

FOR IMMEDIATE RELEASE: APRIL 29, 2019

LEGGETT & PLATT REPORTS 1Q RESULTS

Carthage, MO, April 29, 2019 —

•	1Q sales grew 12%, to $1.16 billion

•	1Q EPS of $.45; 1Q adjusted[1] EPS of $.49, a decrease of $.08 vs 1Q18

•	1Q included restructuring-related charges and ECS transaction costs: $7 million (pretax) or $.04 per share

•	2019 guidance unchanged: sales of $4.95-$5.1 billion; EPS of $2.35-$2.55; adjusted EPS of $2.45-$2.65

Diversified manufacturer Leggett & Platt reported first quarter 2019 sales of $1.16 billion, a 12% increase versus first quarter last year. Growth from ECS and other smaller acquisitions (+13%) was slightly offset by a 1% decline in organic sales. Volume was down 3%, with growth in U.S. Spring more than offset by declines in Fashion Bed, Home Furniture and Automotive. Raw material-related selling price increases of 4% were partially offset by a negative currency impact of 2%.

First quarter EBIT decreased $9 million and adjusted1 EBIT decreased $2 million. EBIT benefited from improved metal margins at the steel rod mill and the ECS acquisition’s earnings (even after $14 million of purchase accounting charges). However, these increases were more than offset by declines in Automotive, Fashion Bed, Flooring Products, and Adjustable Bed. EBIT margin was 8.5% and adjusted1 EBIT margin was 9.1%. In the first quarter of 2018, EBIT margin was 10.4%.

First quarter EPS was $.45. First quarter adjusted1 EPS was $.49, a decrease of $.08 versus 2018. The decline reflects the EBIT items discussed above in addition to higher interest expense ($.04/share) and tax rate ($.03/share).

First quarter included $7 million (pretax), or $.04 per share, of restructuring-related charges ($6 million) and ECS transaction costs ($1 million). Of this total, $2 million were cash charges and $5 million were non-cash. For the full year, total restructuring-related charges are expected to be approximately $17 million ($.10/share; $5 million cash/$12 million non-cash).

CEO Comments

President and CEO Karl G. Glassman commented, “Sales grew 12% in the first quarter, primarily from the recently completed ECS acquisition. Sales also increased from continued market share and content gains in U.S. Spring and pricing actions in our steel-related businesses. These improvements were more than offset by our decision to exit the Fashion Bed business, exchange rate impact and softer demand in Automotive, and volume we chose to exit in our Home Furniture business.

“We continue to be excited about the opportunities that the ECS acquisition brings. Demand for their proprietary specialty foams and downstream products is strong, even while the U.S. bedding industry continues to be impacted by unfairly priced Chinese mattresses that are the subject of a pending antidumping matter. Since the filing of the case with the U.S. International Trade Commission and Department of Commerce in September 2018, we have seen a notable increase in imported mattresses from China which has impacted ECS’s sales growth. We expect a preliminary decision on the dumping allegations by the Department of Commerce in late May. If duties are imposed, we expect our Bedding businesses along with the entire U.S. bedding industry, to benefit. Excluding the two weeks prior to the January 16th closing, we expect ECS’s 2019 sales to be approximately $650 million (and continue to expect annualized sales of approximately $675 million). As anticipated, earnings in the first quarter included a non-recurring purchase accounting charge related to acquired inventories of $5 million.

[1]	Please refer to attached tables for non-GAAP reconciliations.

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“In the fourth quarter of 2018 we initiated restructuring activity in our Home Furniture and Fashion Bed businesses. We are exiting low margin business, reducing operating costs, and eliminating excess capacity in our Home Furniture business which should be substantially complete by the end of the second quarter. In late March, we announced the closure of the Fashion Bed business which should be substantially complete by the end of the third quarter.

“Our 2019 guidance is unchanged. As mentioned, sales growth will benefit significantly from the ECS acquisition. In addition, we continue to expect sales growth in Automotive, U.S. Spring, Aerospace, Hydraulic Cylinders, and Work Furniture, largely offset by our decision to exit Fashion Bed and planned declines in Home Furniture. We anticipate improved earnings for the full year from higher sales and moderating steel inflation.

“Our priorities with regard to balance sheet strength and dividend growth have not changed. As we shift our near-term focus to reducing leverage from the ECS acquisition, we will prioritize debt repayment after funding organic growth and dividends. We expect to be back to our target level of debt to trailing 12-months adjusted EBITDA of approximately 2.5x by year-end 2020.

“Achieving Total Shareholder Return (TSR) that ranks within the top third of the S&P 500 over rolling three-year periods remains a primary financial goal. We strongly believe our disciplined growth strategy, portfolio management, and prudent use of capital will support achievement of this goal over time.”

Debt, Cash Flow, Dividends and Stock Repurchases

In January, in connection with the ECS acquisition, the Company borrowed $500 million under a 5-year term loan with its bank group. In March, Leggett & Platt issued $500 million of 4.4% notes that mature in 2029 and used the proceeds to pay down outstanding commercial paper. At the end of the first quarter, $832 million was available under the commercial paper program; debt was 3.6x trailing 12-month pro forma adjusted1 EBITDA. Reflecting normal seasonality, the Company generated operating cash of $31 million in the quarter.

In February, Leggett & Platt’s Board of Directors declared a $.38 first quarter dividend, two cents higher than last year’s first quarter dividend. Thus, 2019 marks 48 consecutive annual dividend increases for the Company, a record that only ten S&P 500 companies currently exceed. Leggett & Platt is proud of its dividend record and plans to extend it. At Friday’s closing share price of $42.01, the indicated annual dividend of $1.52 per share generates a dividend yield of 3.6%, one of the highest dividend yields among the 57 stocks of the S&P 500 Dividend Aristocrats.

Leggett is committed to maintaining a strong, investment grade profile and expects to reduce leverage by temporarily limiting share repurchases, reducing other acquisition spending, and using operating cash flow to repay debt. Accordingly, in the first quarter the Company only repurchased .3 million shares of its stock at an average price of $42.38; those were primarily shares surrendered by employees for option exercises. The Company issued 1.0 million shares through employee benefit plans and option exercises. Shares outstanding at the end of the first quarter of 2019 were 131.2 million.

2019 Guidance

Full year 2019 guidance is unchanged. Sales are expected to be $4.95-$5.1 billion, an increase of 16-19% versus 2018. The ECS acquisition should add approximately $650 million to sales (commencing from the January 16th acquisition date). In addition, organic sales growth is expected to be flat to +3%.

EPS is expected to be $2.35-$2.55, including approximately $.10 per share of restructuring-related costs. Adjusted EPS is expected to be $2.45-$2.65, reflecting slightly higher organic sales and moderating steel inflation, partially offset by a higher tax rate. ECS is expected to be neutral to EPS in 2019. Based upon this guidance range, 2019 EBIT margin should be 10.3-10.8% and adjusted EBIT margin should be 10.8-11.2%.

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The Company expects 2019 depreciation and amortization of $210 million and net interest expense of approximately $95 million, both increasing versus 2018 in large part due to the ECS acquisition. EPS guidance assumes a 24% tax rate (vs. 20% in 2018) and fully diluted shares of 136 million.

Cash from operations is expected to approximate $550 million in 2019. The increase versus 2018 primarily reflects the ECS acquisition and earnings growth. Capital expenditures should be approximately $195 million, and dividend payments should require $205 million. Leggett’s target for dividend payout is approximately 50% of adjusted earnings; payout for 2019 is expected to be above the target. Leggett expects to repatriate offshore cash of roughly $170 million.

Leggett’s long-term priorities for use of cash remain: fund organic growth, pay dividends, fund strategic acquisitions, and repurchase stock with available cash. As previously stated, the Company is prioritizing debt repayment after funding organic growth and dividends, and as a result is temporarily limiting share repurchases and reducing acquisition spending.

LIFO

Approximately 40% of Leggett’s inventories are valued on the last-in, first-out (LIFO) method. These are primarily the Company’s domestic, steel-related inventories. With relatively stable steel costs since the beginning of the year, there was no LIFO expense in the first quarter of 2019. In early 2018, increasing steel costs resulted in a first quarter LIFO expense of $6.0 million (pretax).

SEGMENT RESULTS – First Quarter 2019 (versus 1Q 2018)

Residential Products – Total sales grew 34% mostly due to acquisitions. Organic sales increased 3% from raw material-related selling price increases, net of currency impact. Volume was flat, with continued market share and content gains in U.S. Spring and growth in International Spring, offset by declines in other businesses. EBIT decreased $3 million, with earnings from the ECS acquisition (after $14 million of purchase accounting charges) more than offset by lower volume in several businesses, ECS transaction costs of $1 million, and other smaller factors.

Industrial Products – Total sales grew 10%, from raw material-related selling price increases (19%) partially offset by lower volume (-9%). EBIT increased $15 million primarily from improved metal margins at our steel rod mill.

Furniture Products – Total sales were down 5%. Volume decreased 5% with growth in Work Furniture more than offset by our decision to exit Fashion Bed, planned declines in Home Furniture and lower sales in Adjustable Bed. Raw material-related selling price increases were offset by a negative currency impact. EBIT decreased $12 million, primarily from restructuring related-charges of $6 million and lower volume.

Specialized Products – Total sales decreased 2%. The PHC acquisition completed in early 2018 added 3%. Organic sales were down 5%, primarily from a negative currency impact of 3% and softer demand in the automotive market. EBIT decreased $10 million primarily from lower volume and increased investment in Automotive product, program and strategy development to support long-term growth in the business.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 7:30 a.m. Central (8:30 a.m. Eastern) on Tuesday, April 30. The webcast can be accessed from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Second quarter results will be released after the market closes on Monday, July 29, with a conference call the next morning.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 136-year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The Company is comprised of 15 business units, 23,000 employee-partners, and 145 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S.-based manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) specialty bedding foams and private-label finished mattresses; d) components for home furniture and work furniture; e) flooring underlayment; f) adjustable beds; g) high-carbon drawn steel wire; and h) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements,” including, but not limited to, the 2019 sales and annualized sales of ECS; the acceleration of our Bedding businesses’ sales; our ability to deleverage to a target level ratio of debt to trailing 12-months EBITDA of approximately 2.5 by year-end 2020; the Company’s 2019 EPS, adjusted EPS, sales, sales growth, EBIT margin, adjusted EBIT margin, cash from operations, the amount of cash repatriated from offshore accounts, capital expenditures, dividends, dividend payout ratio, depreciation and amortization, net interest expense, tax rate and the amount of fully diluted shares; our ability to increase the dividend; and the amount and timing of 2019 restructuring-related charges related to the Fashion Bed and Home Furniture businesses (Restructuring Plan). Such forward-looking statements are expressly qualified by the cautionary statements described in this provision and reflect only the beliefs of Leggett or its management at the time the statement is made. Because all forward-looking statements deal with the future, they are subject to risks, uncertainties and developments which might cause actual events or results to differ materially from those envisioned or reflected in any forward-looking statement. Moreover, we do not have, and do not undertake, any duty to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement was made. Some of these risks and uncertainties include: (i) uncertainty of the expected financial performance of ECS following the acquisition; (ii) failure to realize the anticipated benefits of the ECS acquisition, including as a result of delay in integrating the businesses of ECS; (iii) difficulties and delays in achieving revenue synergies of ECS; (iv) inability to retain and hire key personnel and maintain relationships with customers and suppliers of ECS; (v) the Company’s and ECS’s ability to achieve their respective operating targets; (vi) increases or decreases in our capital needs, which may vary depending on a variety of factors, including, without limitation, any other acquisition or divestiture activity and our working capital needs; (vii) market conditions; (viii) alternative capital market opportunities, including, without limitation, the relative attractiveness of longer-term debt financing or equity financing; (ix) the impact of the Tax Cuts and Jobs Act, price and product competition from foreign and domestic competitors, changes in demand for the Company’s products, cost and availability of raw materials and labor, fuel and energy costs, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks; (x) the preliminary nature of the estimates related to the Restructuring Plan, and the possibility that all or some of the estimates may change as the Company’s analysis develops, additional information is obtained, and the Company’s efforts to downsize or consolidate any business progresses; (xi) our ability to timely implement the Restructuring Plan in a manner that will positively impact our financial condition and results of operations; (xii) the impact of the Restructuring Plan on the Company’s relationships with its employees, major customers and vendors; and (xiii) other risk factors detailed from time to time in Leggett’s reports filed with the SEC.

CONTACT:    Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Senior Vice President, Investor Relations

Wendy M. Watson, Director, Investor Relations

Cassie J. Branscum, Manager, Investor Relations

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LEGGETT & PLATT	Page 5 of 7	April 29, 2019

RESULTS OF OPERATIONS	FIRST QUARTER
(In millions, except per share data)	2019	2018	Change
Net sales	$1,155.1	$1,028.8	12%
Cost of goods sold	922.1	811.4

Gross profit	233.0	217.4	7%
Selling & administrative expenses	118.6	104.7	13%
Amortization	14.1	5.0
Other expense (income), net	2.1	0.3

Earnings before interest and taxes	98.2	107.4	(9%)
Net interest expense	20.0	12.0

Earnings before income taxes	78.2	95.4
Income taxes	17.1	17.5

Net earnings	61.1	77.9
Less net income from non-controlling interest	0.1	—

Net earnings attributable to L&P	$61.2	$77.9	(21%)

Earnings per diluted share
Net earnings per diluted share	$0.45	$0.57	(21%)
Shares outstanding
Common stock (at end of period)	131.2	131.2	0.0%
Basic (average for period)	134.4	135.3
Diluted (average for period)	135.0	136.3	(1.0%)

CASH FLOW	FIRST QUARTER
(In millions)	2019	2018	Change
Net earnings	$61.1	$77.9
Depreciation and amortization	46.3	33.4
Working capital decrease (increase)	(92.8)	(77.9)
Impairments	2.9	0.2
Other operating activity	13.9	10.5

Net Cash from Operating Activity	$31.4	$44.1	(29%)
Additions to PP&E	(31.8)	(40.3)
Purchase of companies, net of cash	(1,244.3)	(85.8)
Proceeds from business and asset sales	0.2	1.6
Dividends paid	(49.6)	(47.5)
Repurchase of common stock, net	(2.0)	(54.9)
Additions (payments) to debt, net	1,289.3	143.8
Other	2.0	7.5

Increase (Decr.) in Cash & Equiv.	$(4.8)	$(31.5)

FINANCIAL POSITION	31-Mar
(In millions)	2019	2018	Change
Cash and equivalents	$263.3	$494.6
Receivables	665.3	658.2
Inventories	676.8	610.6
Other current assets	53.6	50.7

Total current assets	1,659.0	1,814.1	(9%)
Net fixed assets	810.3	710.1
Operating lease right-of-use assets	157.9	—
Goodwill and other assets	2,326.6	1,168.2

TOTAL ASSETS	$4,953.8	$3,692.4	34%

Trade accounts payable	$431.2	$433.4
Current debt maturities	51.4	154.0
Current operating lease liabilities	38.1	—
Other current liabilities	346.3	390.7

Total current liabilities	867.0	978.1	(11%)
Long-term debt	2,409.6	1,239.0	94%
Operating lease liabilities	119.1	—
Deferred taxes and other liabilities	362.9	279.0
Equity	1,195.2	1,196.3	(0%)

Total Capitalization	4,086.8	2,714.3	51%

TOTAL LIABILITIES & EQUITY	$4,953.8	$3,692.4	34%

LEGGETT & PLATT	Page 6 of 7	April 29, 2019

SEGMENT RESULTS	FIRST QUARTER
(In millions)	2019	2018	Change
External Sales
Residential Products	$536.4	$398.1	34.7%
Industrial Products	89.1	82.0	8.7%
Furniture Products	266.7	281.3	(5.2%)
Specialized Products	262.9	267.4	(1.7%)

Total	$1,155.1	$1,028.8	12.3%

Inter-Segment Sales
Residential Products	$2.8	$4.6
Industrial Products	78.9	70.4
Furniture Products	3.0	2.9
Specialized Products	0.9	0.7

Total	$85.6	$78.6

Total Sales (External + Inter-segment)
Residential Products	$539.2	$402.7	33.9%
Industrial Products	168.0	152.4	10.2%
Furniture Products	269.7	284.2	(5.1%)
Specialized Products	263.8	268.1	(1.6%)

Total	$1,240.7	$1,107.4	12.0%

EBIT
Residential Products	$31.9	$35.0	(9%)
Industrial Products	24.1	9.0	168%
Furniture Products	6.4	18.0	(64%)
Specialized Products	35.7	46.1	(23%)
Intersegment eliminations and other	0.1	(0.7)

Total	$98.2	$107.4	(9%)

EBIT Margin [1]			Basis Pts
Residential Products	5.9%	8.7%	(280)
Industrial Products	14.3%	5.9%	840
Furniture Products	2.4%	6.3%	(390)
Specialized Products	13.5%	17.2%	(370)

Overall	8.5%	10.4%	(190)

LAST SIX QUARTERS	2017	2018				2019
Selected Figures	4Q	1Q	2Q	3Q	4Q	1Q
Net Sales ($ million)	984	1,029	1,102	1,092	1,047	1,155
Sales Growth (vs. prior year)	9%	7%	11%	8%	6%	12%
Volume Growth (same locations vs. prior year)	5%	1%	6%	3%	—%	(3%)

Adjusted EBIT [2]	112	107	121	124	120	105
Cash from Operations ($ million)	182	44	81	127	189	31

Adjusted EBITDA (trailing twelve months) [2]	594	588	589	598	609	620
(Long-term debt + current maturities) / Adj. EBITDA [2,3]	2.1	2.4	2.5	2.3	1.9	4.0

Organic Sales (vs. prior year)	4Q	1Q	2Q	3Q	4Q	1Q
Residential Products	3%	1%	7%	3%	5%	3%
Industrial Products	7%	13%	23%	28%	22%	10%
Furniture Products	8%	3%	9%	4%	(1%)	(5%)
Specialized Products	10%	11%	11%	3%	—%	(5%)
Overall	9%	6%	10%	6%	3%	(1%)

[1]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[2]	Refer to next page for non-GAAP reconciliations.
[3]	EBITDA based on trailing twelve months.

LEGGETT & PLATT	Page 7 of 7	April 29, 2019

RECONCILIATION OF REPORTED (GAAP) TO ADJUSTED (Non-GAAP) FINANCIAL MEASURES [8]
	2017	2018				2019
Non-GAAP adjustments [4]	4Q	1Q	2Q	3Q	4Q	1Q
Restructuring-related charges	—	—	—	—	16.3	6.3
Note impairment	—	—	—	—	15.9	—
ECS transaction costs	—	—	—	—	6.9	0.9
Gain on sale of real estate	(23.4)	—	—	—	—	—
Pension settlement charge	15.3	—	—	—	—	—

Non-GAAP adjustments (pretax)	(8.1)	—	—	—	39.1	7.2
Income tax impact	2.5	—	—	—	(7.5)	(1.8)
Tax Cuts and Jobs Act impact	50.4	—	—	(1.8)	—	—
Tax benefit of CVP divestiture	(1.9)	—	—	—	—	—

Non-GAAP adjustments (after tax)	42.9	—	—	(1.8)	31.6	5.4

Diluted shares outstanding	136.6	136.3	135.0	134.7	134.7	135.0
EPS impact of non-GAAP adjustments	0.32	—	—	(0.01)	0.23	0.04

	2017	2018				2019
Adjusted EBIT, Margin, and EPS [4]	4Q	1Q	2Q	3Q	4Q	1Q
EBIT (earnings before interest and taxes)	120.5	107.4	121.1	124.4	84.0	98.2
Non-GAAP adjustments (pretax and excluding interest) [5]	(8.1)	—	—	—	36.0	7.2

Adjusted EBIT ($ millions)	112.4	107.4	121.1	124.4	120.0	105.4

Net sales	984	1,029	1,102	1,092	1,047	1,155

EBIT margin	12.2%	10.4%	11.0%	11.4%	8.0%	8.5%
Adjusted EBIT margin	11.4%	10.4%	11.0%	11.4%	11.5%	9.1%

Diluted EPS	0.27	0.57	0.63	0.67	0.39	0.45
EPS impact of non-GAAP adjustments	0.32	—	—	(0.01)	0.23	0.04

Adjusted EPS ($)	0.59	0.57	0.63	0.66	0.62	0.49

	2017	2018				2019
Total Debt to EBITDA [6]	4Q	1Q	2Q	3Q	4Q	1Q
Total Debt	1,252	1,393	1,452	1,357	1,169	2,461
EBIT	120.5	107.4	121.1	124.4	84.0	98.2
Depreciation and Amortization	31.5	33.4	33.8	33.8	35.1	46.3

EBITDA	152.0	140.8	154.9	158.2	119.1	144.5
Non-GAAP adjustments (pretax and excluding interest) [5]	(8.1)	—	—	—	36.0	7.2

Adjusted EBITDA ($ millions)	143.9	140.8	154.9	158.2	155.1	151.7

Adjusted EBITDA, trailing 12 months	594	588	589	598	609	620

Total Debt / Leggett Reported 12-month Adjusted EBITDA	2.1	2.4	2.5	2.3	1.9	4.0
Total Debt / Leggett and ECS 12-month Pro Forma Adjusted EBITDA [7]						3.6

[4]	Management and investors use these measures as supplemental information to assess operational performance.
[5]	4Q 2018 excludes $3.2 million of financing-related charges recognized in interest expense.
[6]	Management and investors use this ratio as supplemental information to assess ability to pay off debt. These ratios are calculated differently than the Company’s credit facility covenant ratio.
[7]

The Leggett and ECS pro forma adjusted EBITDA for the 12 months ended March 31, 2019 is presented in the table below. Because the increase in total debt from December 31, 2018 to March 31, 2019 was directly attributable to the ECS acquisition, we believe it is more meaningful to investors to include ECS’s pre-acquisition EBITDA for the trailing 12 months ended March 31, 2019 in the total debt / 12-month adjusted EBITDA calculation.

ECS pre-acquisition EBITDA from April 1, 2018 to January 16, 2019:
Net earnings	12
Interest expense	33
Taxes	6

EBIT	51
Depreciation and Amortization	14

EBITDA	65

Leggett Adjusted EBITDA, trailing 12 months (including ECS from January 16 to March 31, 2019)	620
ECS pre-acquisition EBITDA from April 1, 2018 to January 16, 2019	65

Leggett and ECS Pro Forma Adjusted EBITDA, trailing 12 months	685

Total Debt / Leggett and ECS 12-month Pro Forma Adjusted EBITDA	3.6

[8]	Calculations impacted by rounding.